Exhibit 99(a)(5)

            THIS DOCUMENT SHOULD NOT BE FORWARDED OR TRANSMITTED
IN OR INTO ANY JURISDICTION WHERE IT WOULD BE UNLAWFUL TO DO SO

            Deutsche Bank, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Madison Dearborn Partners, L.L.C. and MDCP Acquisitions I and no one else in connection with the Offer and will not be responsible to anyone other than Madison Dearborn Partners, L.L.C. and MDCP Acquisitions I for providing the protections afforded to customers of Deutsche Bank, or for providing advice in relation to the Offer. Deutsche Bank Securities Inc., which is a licensed broker-dealer in the United States, is acting as dealer manager in the United States in relation to the Offer.

Recommended Cash Offer*

by

MDCP ACQUISITIONS I
an affiliate of
MADISON DEARBORN PARTNERS, L.L.C.

and (outside the United States) by

DEUTSCHE BANK

on its behalf

for

JEFFERSON SMURFIT GROUP PLC

THERE WILL BE AN INITIAL OFFER PERIOD WHICH WILL EXPIRE AT 1.00 P.M. (DUBLIN TIME), 8.00 A.M. (NEW YORK CITY TIME) ON 6 AUGUST 2002 UNLESS EXTENDED (THE "INITIAL OFFER PERIOD"). AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS (THE "SUBSEQUENT OFFER PERIOD"). HOLDERS OF JSG SECURITIES (AS DEFINED BELOW) WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD, EXCEPT IN CERTAIN LIMITED CIRCUMSTANCES.

5 July 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

            We have been appointed by MDCP Acquisitions I ("Purchaser") to act as dealer manager in the United States (the "Dealer Manager") in connection with Purchaser's offer to purchase (i) all existing unconditionally allotted or issued and fully paid ordinary shares of euro 0.30 each ("JSG Shares") of Jefferson Smurfit Group plc ("JSG") for €2.15 in cash per JSG Share and (ii) all outstanding American Depositary Shares of JSG, each representing ten JSG Shares ("JSG ADSs" and, together with JSG Shares, "JSG Securities"), for €21.50 per JSG ADS in cash, upon the terms and subject to the conditions set forth in the Offer Document dated 5 July 2002 (the "Offer Document") and the related Acceptance Documents (as defined in the Offer Document) (collectively, the "Offer"). The Offer is being made by Deutsche Bank on behalf of Purchaser outside the United States.

*
The Offer described in the Offer Document is final and will not be raised, except that in the event a competitive situation arises or an alternative third party proposal is made, Purchaser reserves the right to revise any term of the Offer.

            The Offer is conditional on, among other things, valid acceptances being received (and not, where permitted, withdrawn) by the Initial Closing Date (or such later date as Purchaser may, subject to the Irish Takeover Rules and US federal securities laws, decide) in respect of not less than 80 percent in nominal value of the JSG Shares to which the Offer relates (or such lesser percentage as Purchaser may decide, save that Purchaser may not lower the percentage without the prior written consent of JSG, provided that such consent may not be unreasonably withheld or delayed) (the "Acceptance Condition"). The Acceptance Condition shall not be satisfied unless Purchaser shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, JSG Shares carrying in aggregate more than 50 percent of the voting rights then normally exercisable at general meetings of JSG. This condition shall be capable of being satisfied, unless Purchaser otherwise determines, only at a time when all other Conditions have been satisfied, fulfilled or, to the extent premitted, waived.

            The Offer is also conditional upon the Spin-Off. The Spin-Off is the distribution of JSG's approximately 29.3 percent stake in SSCC to JSG Securityholders in exchange for the cancellation of a portion of JSG's share capital. As a result of the Spin-Off, each JSG Securityholder will own one SSCC share for every 16 JSG Shares held (or 10 SSCC shares for every 16 JSG ADSs held). The Spin-Off is subject to the approval of JSG Shareholders at an extraordinary general meeting, the approval of the High Court of Ireland and the Offer becoming or being declared unconditional in all respects.

            For your information and for forwarding to those of your clients for whom you hold JSG ADSs registered in your name or in the name of a nominee, we are enclosing the following documents:

  1.
  The Offer Document;

  2.
  A printed form of letter that may be sent to your clients for whose account you hold JSG ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  3.
  The Letter of Transmittal to be used by holders of American Depositary Receipts ("JSG ADRs") evidencing JSG ADSs to accept the Offer;

  4.
  The Notice of Guaranteed Delivery to be used to accept the Offer if the JSG ADRs and all other required documents are not immediately available or cannot be forwarded on or prior to the expiration of the Subsequent Offer Period (as defined in the Offer Document) or if the procedure for book-entry transfer cannot be completed on a timely basis;

  5.
  The Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by JSG;

  6.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7.
  A return envelope addressed to the US Depositary.

            WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 1.00 P.M. (DUBLIN TIME), 8.00 A.M. (NEW YORK CITY TIME) ON 6 AUGUST 2002, UNLESS THE OFFER IS EXTENDED.

            THE OFFER CANNOT BE ACCEPTED IN RESPECT OF JSG SHARES BY MEANS OF A LETTER OF TRANSMITTAL. A FORM OF ACCEPTANCE FOR ACCEPTING THE OFFER IN RESPECT OF JSG SHARES CAN BE OBTAINED FROM THE INFORMATION AGENT OR THE IRISH RECEIVING AGENT (AS EACH SUCH TERM IS DEFINED IN THE OFFER DOCUMENT).

            In all cases, payment for JSG ADSs purchased pursuant to the Offer will be made only after timely receipt by the US Depositary of JSG ADRs evidencing such JSG ADSs or a confirmation of book-entry transfer, together with the Letter of Transmittal properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer Document) and any other documents required by the Letter of Transmittal.

            If holders of JSG ADSs wish to tender, but it is impracticable for them to forward their JSG ADRs or other required documents on or prior to the expiration of the Subsequent Offer Period or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedure specified in "Procedures for accepting the Offer in respect of JSG ADSs—Guaranteed delivery" in paragraph 9(h) of Part B of Appendix II to the Offer Document.

            Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than as described in the Offer Document) in connection with the solicitation of acceptances of the Offer with respect to JSG ADSs. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

            Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of JSG ADSs to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

            Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or to Innisfree M&A Incorporated (the "Information Agent") at their respective addresses and telephone numbers set forth at the back of the Offer Document.

            Additional copies of the enclosed materials may be obtained from the Information Agent at its address and telephone number set forth in the Offer Document.

            Terms defined in the Offer Document shall have the same meanings in this letter.

Very truly yours,

Deutsche Bank Securities Inc.
280 Park Avenue
New York, NY 10017
+1 212 454 6910 (call collect)

            NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU, OR ANY OTHER PERSON, THE AGENT OF DEUTSCHE BANK, PURCHASER, THE US DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR THE IRISH RECEIVING AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER DOCUMENT OR THE LETTER OF TRANSMITTAL.